EXHIBIT 99

FSF Financial Corp.         Contact: Donald A. Glas, Chief Executive Officer
Hutchinson, Minnesota                (320) 234-4500
                                     George B. Loban, President
                                     (320) 234-4500
                                     Richard H. Burgart, Chief Financial Officer
                                         (320) 234-4500

                                         For Immediate Release
                                         July 18, 2001

         FSF FINANCIAL CORP. ANNOUNCES DIVIDEND & STOCK REPURCHASE PLAN


         Hutchinson, Minnesota - July 18, 2001 -- (NASDAQ: FFHH) FSF Financial Corp., whose family of companies include First Federal Bank, Firstate Investments, Insurance Planners and Homeowners Mortgage Corporation, announced a quarterly dividend and a common stock repurchase plan.

         Donald A. Glas, Chief Executive Officer of FSF Financial Corp., announced today that the Corporation's Board of Directors has authorized a dividend of fifteen cents ($.15) to shareholders of record on July 31, 2001, payable on August 15, 2001. In addition, Mr. Glas announced that the Corporation's Board of Directors has authorized the repurchase of up to 110,000 shares, approximately 5%, of the Corporation's Common Stock. The shares will be purchased in privately negotiated and open market transactions from time to time during the next twelve months, subject to the discretion of management pursuant to the terms of the stock repurchase plan.

         FSF Financial Corp., a financial services company, has four affiliated companies. First Federal Bank is a federally-chartered stock savings bank headquartered in Hutchinson, Minnesota. The Bank has eleven offices located in Hutchinson (2), Hastings, Apple Valley, Buffalo, Glencoe, Inver Grove Heights, Litchfield, Waconia, Waite Park and Winthrop, Minnesota. The Bank's deposits are federally insured by the Federal Deposit Insurance Corporation. The Bank is a community- oriented, full service retail bank offering a variety of deposit and loan products. Homeowners Mortgage Corporation originates residential mortgage loans from offices in Vadnais Heights and Hastings, Minnesota. Firstate Investments provides non-insured financial products in two locations.


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Insurance  Planners of  Hutchinson,  Inc., is a property and casualty  insurance agency with two locations. The Company 's common stock is traded on the Nasdaq National Market under the symbol "FFHH".

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.